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Report on Management's Assertion on
Compliance with the Specified Minimum Servicing Standards Set Forth in the

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder
KeyCorp Real Estate Capital Markets, Inc.

We have examined management's assertion, included in tlae accompanying report titled Report of Management, that KeyCorp Real Estate Capital Markets, Inc. (the "Company") complied with the servicing standards identified in Exhibit A (the "specified minimum servicing standards") to the Report of Management during the year ended December 31, 2005. Management is responsible for the Company's compliance with these specified minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the specified minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the specified minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned specified minimum servicing standards during the year ended December 31, 2005, is fairly stated, in all material respects.

                                /s/ Ernst & Young LLP

Kansas City, Missouri
January 20, 2006

A Member Practice of Ernst & Young Global